EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Celebrity Entertainment, Inc.
Palm Beach, Florida


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 12, 1995, relating to the consolidated financial statements of Celebrity Entertainment, Inc. and subsidiary appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994. Our report contains an explanatory paragraph regarding uncertainties related to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                          /s/ BDO Seidman, LLP
                                          BDO Seidman, LLP
Orlando, Florida
March 29, 1996